EXHIBIT 99.1

McDermott Reports Third Quarter 2016 Financial and Operational Results

Profitable Quarter Due to Strong Project Execution and Cost Management Driven by the “One McDermott Way” Initiative

Strong Foundation for 2017, with $2.4 Billion of Expected Revenue in Backlog

Excellence in Project Execution exhibited by Fabrication Completion of Ayatsil-C, First Steel Cut for Abkatun-A2 and Completion of Caesar Tonga II Early in the Fourth Quarter

Company to Host Conference Call and Webcast Today at 4:00 pm CDT

HOUSTON, Oct. 25, 2016 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott,” the “Company”, “we” or “us”) today announced financial and operational results for the three and nine months ended September 30, 2016.

	($ in millions, except per share amounts)
	Three Months Ended		Delta	Nine Months Ended		Delta
	Sept 30, 2016	Sept 30, 2015	Yr-over-Yr	Sept 30, 2016	Sept 30, 2015	Yr-over-Yr
Revenues	$558.5	$805.9	$(247.4)	$1,994.2	$2,402.9	$(408.7)
Operating Income	43.1	34.0	9.1	136.0	96.4	39.6
Operating Margin	7.7%	4.2%	3.5%	6.8%	4.0%	2.8%
Net Income	16.1	3.7	12.4	34.6	0.7	33.9
Diluted EPS	0.06	0.01	0.05	0.12	-	0.12
Adjusted Operating Income[1]	56.6	57.0	(0.4)	190.8	152.0	38.8
Adjusted Operating Margin[1]	10.1%	7.1%	3.0%	9.6%	6.3%	3.3%
Adjusted Net Income[2,3]	25.8	26.7	(0.9)	84.9	55.9	29.0
Adjusted Diluted EPS[2,3]	0.09	0.09	(0.00)	0.30	0.20	0.10

Cash Provided (Used) by Operating Activities	49.8	20.7	29.1	125.6	(5.3)	130.9

1 Adjusted Operating Income includes the following adjustments to GAAP Operating Income:

  $1.8 million and $6.3 million of restructuring charges during the quarters ended September 30, 2016 and 2015, respectively, and $10.7 million and $32.1 million of restructuring charges during the nine months ended September 30, 2016 and 2015, respectively.
  $11.8 million and $44.1 million of impairment charges during the quarter and nine months ended September 30, 2016, respectively, and $6.8 million of impairment charges during the nine months ended September 30, 2015.
  $16.7 million legal settlement charge for the quarter and nine months ended September 30, 2015.

2 Adjusted Net Income includes the adjustments to GAAP Operating Income mentioned above and the following adjustment for non-operating activity:

  $5.0 million gain during the quarter and nine months ended September 30, 2016 for the exit of our joint venture investment in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”).

1,2 The calculations of total and per share adjusted net income and adjusted operating income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”  The appendix also includes additional information related to the adjustments mentioned above.
3 The adjustments to GAAP Net Income have been income tax effected when included in net income.  Tax effects of Non-GAAP adjustments represent the tax impacts of the adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which the Company, currently, does not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

“We are pleased to report another profitable quarter during this prolonged industry downturn.  McDermott’s excellence in project execution and committed focus on quality, safety and costs resulting from our “One McDermott Way” initiative led to overall profitability and key project milestone completions,” said David Dickson, President and Chief Executive Officer of McDermott. “As we navigate through the current industry cycle, McDermott continues to put a strong focus on consistency across the globe within engineering, project execution, quality and safety. This has led to increased capabilities and capacity by leveraging our global assets for our local customers. All three operating areas achieved on schedule, key milestone deliveries and accomplishments this quarter, highlighting our ability to provide locally-executed and vertically-integrated solutions to meet our customers’ most challenging needs.  McDermott’s company-wide “Taking the Lead” initiative continues to build upon the quality and safety culture of the Company as confirmed by achieving more than 40-million man-hours lost time incident free in our Middle East Area.”

“In addition, we continue to see active bidding opportunities in the geographies in which we operate.  While we have seen reduced order intake in the third quarter, our revenue pipeline remains solid and bidding activity remains high.  As this current macro environment remains challenged, we always expect the pattern of awards to be uneven throughout the year, as a result of the timing of customer investment decisions.  We therefore focus on the things we can control, such as strong project execution, cost discipline and asset utilization to manage through the cycle.  We also enter the fourth quarter with a strong foundation for 2017, with $2.4 billion of expected revenue already recorded in backlog, and we expect to continue to maintain our focus on markets where capital is available to invest and further strengthen our customer relationships.”

Third Quarter 2016 Operating Results

Third quarter 2016 earnings attributable to McDermott stockholders on a consolidated basis prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) were $16.1 million, or $0.06 per fully diluted share, compared to a net income of $3.7 million, or $0.01 per fully diluted share, for the prior-year third quarter.  The Company generated third quarter 2016 adjusted net income of $25.8 million, or $0.09 per adjusted fully diluted share, excluding restructuring charges of $1.8 million, an impairment loss of $11.8 million and a gain of $5.0 million on the exit of the joint venture with TH Heavy Engineering Berhad (“THHE”), compared to an adjusted net income of $26.7 million, or $0.09 per adjusted fully diluted share, excluding restructuring charges of $6.3 million and a legal settlement of $16.7 million, in the prior-year third quarter.

The Company reported third quarter 2016 revenues of $558.5 million, a decrease of $247.4 million, compared to revenues of $805.9 million for the prior-year third quarter.  The key projects driving revenue for the third quarter of 2016 were the INPEX Ichthys, Saudi Aramco Long Term Agreement II (LTA II) and RasGas Flow Assurance and Looping projects. The decrease from the prior-year third quarter is primarily due to the completion of marine activity by our subcontractor Heerema on the INPEX Ichthys project.

The Company’s operating income for the third quarter of 2016 was $43.1 million, or an operating margin of 7.7%, compared to $34.0 million, or an operating margin of 4.2%, for the third quarter of 2015.  The Company’s adjusted operating income for the third quarter 2016 was $56.6 million, or an adjusted operating margin of 10.1%, excluding the restructuring charges and impairment loss mentioned above, compared to $57.0 million, or an adjusted operating margin of 7.1%, for the third quarter of 2015, excluding the restructuring charges and legal settlement mentioned above.  Operating income for the third quarter of 2016 was primarily driven by marine activity on INPEX Ichthys, Saudi Aramco LTA II and RasGas Flow Assurance and Looping projects.  Our operating margin for the third quarter of 2016 reflected project execution driven improvements, final closeouts, change orders driven by strong execution and close customer relationships and the full impact of our cost restructuring programs.

Cash provided by operating activities in the third quarter 2016 was $49.8 million, an increase compared to the $20.7 million of cash provided in the third quarter 2015. This was primarily driven by steady collections in the Middle East.

Nine Months Ended September 2016 Operating Results

Net income attributable to McDermott stockholders on a consolidated basis prepared in accordance with GAAP for the first nine months of 2016 was $34.6 million, or $0.12 per fully diluted share, compared to a net income of $0.7 million, or $0.00 per fully diluted share, for the first nine months of 2015.  For the first nine months of 2016, adjusted net income was $84.9 million, or $0.30 per fully diluted share, excluding restructuring charges of $10.7 million, an impairment loss of $44.1 million and a gain of $5.0 million on the exit of the joint venture with THHE, compared to adjusted net income of $55.9 million, or $0.20 per adjusted fully diluted share, excluding restructuring charges of $32.1 million, an impairment loss of $6.8 million and a legal settlement of $16.7 million in the first nine months of 2015.

The Company reported revenues of $1,994.2 million for the first nine months of 2016, a decrease of $408.7 million, compared to revenues of $2,402.9 million for the prior-year comparable period.  Revenue for the first nine months of 2016 was primarily driven by the INPEX Ichthys, Saudi Aramco’s LTA II, Marjan power system replacement and 12 Jackets and RasGas Flow Assurance and Looping projects.

The Company’s operating income for the first nine months of 2016 was $136.0 million, or an operating margin of 6.8%, compared to $96.4 million, or an operating margin of 4.0%, for the comparable period of 2015.  The Company’s adjusted operating income for September 2016 year-to-date was $190.8 million, or an adjusted operating margin of 9.6%, excluding the restructuring charges and impairment loss mentioned above, compared to $152.0 million, or an adjusted operating margin of 6.3%, for the first nine months of 2015, excluding the restructuring charges, impairment loss and legal settlement mentioned above.  Operating income for the first nine months of 2016 was primarily driven by marine activity on the INPEX Ichthys, Saudi Aramco’s LTA II, Marjan power system replacement and 12 Jackets and RasGas Flow Assurance and Looping projects.  Our operating margin for the first nine months of 2016 was higher due to project execution driven improvements, final closeouts, change orders driven by strong execution and customer relationships and the full impact of our cost restructuring programs.

Cash provided by operating activities in the first nine months of 2016 was $125.6 million, compared to the $5.3 million of cash used in the 2015 comparable period.  Overdue payments received from Pemex during the first quarter of 2016, as well as steady collections in the Middle East, positively impacted cash provided by operating activities for the first nine months of 2016.

Operational Review

	As of Sept 30, 2016
	AEA		MEA		ASA		Total
($ in billions)
Backlog	$0.6		$2.5		$0.8		$3.9
Bids & Change Orders Outstanding	0.8		2.3		0.9		4.0
Targets	4.7		4.0		4.3		13.0
Total Revenue Pipeline	6.1		8.8		6.0		20.9

	Three Months Ended Sept 30, 2016						Nine Months Ended Sept 30, 2016
	AEA		MEA		ASA		AEA		MEA		ASA
($ in millions)
New Orders	$6.4		$26.2		$72.3		$475.0		$796.5		$407.5
Revenue	69.7		334.7		154.1		219.1		922.8		852.2
Book-to-Bill	0.1	x	0.1	x	0.5	x	2.2	x	0.9	x	0.5	x
Operating Income (loss)	(4.9)		48.6		(0.6)		(26.6)		129.1		36.8
Operating Margin	-7.0%		14.5%		-0.4%		-12.2%		14.0%		4.3%
Adjusted Operating Income (loss)[1]	(4.6)		48.6		12.6		7.9		129.1		53.9
Adjusted Operating Margin[1]	-6.5%		14.5%		8.2%		3.6%		14.0%		6.3%
Capex	0.3		8.3		16.6		3.8		13.0		178.2

1 The calculation of segment adjusted operating income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”

As of September 30, 2016, the Company’s backlog was $3.9 billion, compared to $4.4 billion at June 30, 2016. Of the September 30, 2016 backlog, approximately 79% is related to offshore operations and approximately 21% is related to subsea operations. Order intake in the third quarter of 2016 totaled $104.9 million, resulting in a book-to-bill ratio of 0.2x with a nine months ended book-to-bill ratio of 0.8x.  At September 30, 2016, the Company had bids outstanding and target projects of approximately $4.0 billion and $13.0 billion, respectively, in its pipeline that it expects will be awarded in the market through December 31, 2017.  In total, the Company’s potential revenue pipeline, including backlog, was $20.9 billion as of September 30, 2016.

In the Americas, Europe and Africa (“AEA”) Area, during the third quarter we completed fabrication of the Ayatsil-C 7,500-ton jacket for Pemex ahead of schedule at our Altamira Fabrication Yard in Mexico, with offshore installation of the jacket expected by the end of October.  Also taking place in Altamira this quarter, we cut the first steel on schedule for the Abkatun-A2 project. In September, the North Ocean 102 and the North Ocean 105 were engaged in the offshore execution of the Caesar Tonga Phase II project for Anadarko, consisting of two PLET to PLET Pipe-in-Pipe flowlines and an associated umbilical.  The North Ocean 102 installed the 67,000-foot umbilical while the North Ocean 105 utilized our Gulfport Spoolbase to reel 15,000 feet of Pipe-in-Pipe and subsequently laid the flowlines to extend the field.  The completion of the Caesar Tonga Phase II project early in the fourth quarter represents the extremely successful conclusion of our first season of deepwater pipelay activity in the AEA region.  The DB50 remained active with installation of a jacket and deck in 300 feet of water, 39 miles off the east coast of Trinidad and Tobago. The DB50 was joined by the North Ocean 105 to lay nearly 13,000 feet of 14 inch export flowline.  Later in the quarter, the DB50 completed the Anadarko I-Hub Riser Abandonment project.

Middle East (“MEA”) Area fabrication activity remained high throughout the third quarter of 2016 following the award of three new EPCI projects for Saudi Aramco in the second quarter.  Execution of the Lump Sum project awarded under the Saudi Aramco LTA II generated the majority of fabrication activity, with KJO Hout, Marjan power system replacement project and the Bul Hanine jackets progressing well.  The first ever steel was cut at our new Dammam yard during a customer attended ceremony in Saudi Arabia.  The Dammam yard is expected to work in conjunction with our Jebel Ali yard to execute the LTA II Lump Sum project fabrication scope, with Dammam being supported by McDermott’s Engineering and Project Management office in Al Khobar, Saudi Arabia.  This is part of a number of initiatives we are implementing to deliver on our In-Kingdom Total Value Add (IKTVA) plan.  Installation of the last of the 12 Aramco Jackets was also completed and installed offshore with only minor project closeout work remaining.   All of our offshore Qatar projects continue to achieve on schedule progress, with primary fabrication focus on the completion of the Bul Hanine jackets, which are expected to be installed in the fourth quarter of 2016.  The Area also reached an impressive 40-million man-hours lost time incident (LTI) free.

In the Asia (“ASA”) Area, the INPEX Ichthys project continues to progress in line with the agreed customer schedule off the northern coast of Australia with McDermott’s flagship vessel, the DLV 2000, completing her first campaign alongside the CSV 108.  This included lifting and placing one of the world’s largest subsea spools of 42”, with a lift weight of 550 tons.  The DLV 2000 has also successfully completed pipelay trials and will mobilize back to the INPEX Ichthys project for her second campaign where she will install spools and subsea structures and lay infield umbilicals.  Also in Australia, the Woodside Greater Western Flank Phase 2 pipeline project continues with the engineering and procurement phase and the successful completion of double joint pipelay trials on board the DLV 2000.  The Vashishta and S1 project for Oil and Natural Gas Corporation of India continues to achieve significant progress in design engineering and procurement, with the procured items now beginning to arrive at the fabrication yard in Kattupalli, India, which is owned and operated by our consortium partner, Larsen & Toubro Hydrocarbon Engineering Limited.  Progress continues on the fabrication of the subsea structures and installation engineering and preparations are progressing well for commencement of offshore operations expected at the end of the fourth quarter 2016.  On the Brunei Shell Petroleum (BSP) three year transportation and installation contract, offshore activity has begun at the Ampa and Fairley fields with the completion of the jacket face survey work this quarter. Additionally, a pre-installation survey is expected to be performed for the project in the fourth quarter of 2016, followed by the main pipeline transportation and installation work in the second quarter of 2017.  The Yamal LNG Project is progressing well, with the sail-away of the last batch of three LNG fractionation modules from QMW, our joint venture yard in China; and the first Electrical Sub Station (ESS) modules were successfully completed on time and sailed away from our Batam yard.  Five additional ESS modules and preassembled units (PAUs) are expected to be complete and ready for sail-away on schedule in the fourth quarter of 2016.  Also in the Batam yard, the fabrication of subsea modules for the FMC Jangkrik project were completed with load-out scheduled for the end of October.

Cost Structure Progress

All remaining activities for the McDermott Profitability Initiative (“MPI”) have been completed.  We still expect MPI to result in cash savings of $150 million annually, which remains incorporated into our 2016 guidance.

Our Additional Overhead Reduction (“AOR”) program, which was initiated in the fourth quarter of 2015, has been substantially completed in the third quarter of 2016.  We still anticipate in-year cash savings of $45 million resulting from the program.

The Company’s restructuring costs for third quarter of 2016 were $1.8 million and are now expected to be approximately $11 million for the full-year of 2016.

Outlook

($ in millions, except per share amounts, or as indicated)
	Full Year 2016	Full Year 2016
	Guidance as of Q2’16	Guidance as of Q3’16
Revenues	~$2.7B	~$2.6B
Operating Income	~$126	~$159
Operating Margin	~5%	~6%
Net Income/(Loss)[1]	~$(8)	~$28
Diluted Income/(Loss) Per Share	~$(0.03)	~$0.10
Net Interest Expense[2]	~$60	~$60
Income Tax Expense	~$60	~$62

Adjusted Operating Income[3,4]	~$170	~$215
Adjusted Net Income[3,4,6]	~$35	~$78
Adjusted Diluted EPS[3,4,6]	~$0.12	~$0.28
Adjusted EBITDA[3,4]	~$256	~$300
Adjusted EBITDA Margin [3]	~9%	~12%

Restructuring Expense	~$12	~$11
Cash Interest / DIC Amortization Interest	~$60 / ~$14	~$60 / ~$14
Capex	~$250	~$246
Ending Cash and Restricted Cash	~$505	~$535
Ending Gross Debt[5]	~$765	~$765
Cash from Operating Activities	~$105	~$135
Free Cash Flow[4]	~$(145)	~$(111)

~ = approximately
1 Our forecasted U.S. GAAP net income (loss) attributable to the Company does not include any amount representing forecasted pension actuarial gain or loss because we have no basis to estimate pension actuarial gain or loss amounts for the forecast period and cannot estimate such amount without unreasonable effort.
2 Net Interest Expense is gross interest expense less capitalized interest and interest income.
3 Adjustments to the outlook GAAP financial measures include restructuring costs of $11 million and $12 million in Q3’16 guidance and Q2’16 guidance, respectively, and $12 million and $32 million for asset impairments in the third and first quarter of 2016.  A $5 million gain for the exit of the THHE joint venture is included in the calculation of adjusted net income, but is excluded from the calculation of adjusted operating income as the gain was reflected in Other Income in our Consolidated Statement of Operations.
4 The calculations of forecasted total and per share adjusted net income, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin and free cash flow are shown in the appendices entitled “Reconciliation of Forecast Non-GAAP Financial Measures to GAAP Financial Measures.”
5 Ending Gross Debt does not include any reduction related to debt issuance costs.
6 The adjustments to GAAP Net Income have been income tax effected when included in net income.  Tax effects of Non-GAAP adjustments represent the tax impacts of the adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which the Company, currently, does not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

Updates to our full-year 2016 guidance are driven by strong execution and our strong customer relationships resulting in final change orders on completed projects, sizable customer requested changes in work scope, cost savings associated with project completion and closeouts that took place in the third quarter.  While we expect change orders, close-outs and settlements to continue as part of our normal business activities, the period in which they are recognized is largely driven by the finalization of agreements with customers and suppliers and, as a result, is difficult to predict.  It is unlikely that such improvements will be repeated in the fourth quarter given that no major project closeouts are expected in the fourth quarter and a substantial part of the backlog portfolio is in the early stages of execution.

Initial Outlook 2017 ($ in millions, except per share amounts, or as indicated)
Revenues	$2.7B - $3.0B
Operating Income	$170 - $190
EPS	$0.16 - $0.19
Capex	$50 - $70
EBITDA	$260 - $290

In our current view of 2017, we expect higher revenue but lower margins due to market pricing impacts and lower utilization of subsea vessels.  Further, 2016 included project improvements relating to change order approvals from work performed in previous years.  While we expect change orders, closeouts and settlements to continue as part of our normal business activities, the period in which they are recognized is largely driven by the finalization of agreements with customers and suppliers and, as a result, is difficult to predict.  Therefore, we would not expect 2017 activity to be similar to 2016 activity for change orders, closeouts and settlements.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 283.9 million and 280.8 million for the quarters ended September 30, 2016 and 2015, respectively, and 283.1 million and 279.0 million for the nine months ended September 30, 2016 and 2015, respectively.  Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units (“TEUs”) representing 40.9 million additional shares, as well as other potentially dilutive shares, were included on an adjusted and unadjusted basis for the quarters and nine months ended September 30, 2016 and 2015.

Conference Call

McDermott has scheduled a conference call and webcast related to its third quarter results today at 4:00 p.m. U.S. Central Time.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s web site. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode 96574989. In addition, a presentation will be available on the Investor Relations section of the Company’s web site that contains supplemental information on the Company’s financials, operations and business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) and module fabrication services for upstream field developments worldwide.  The Company delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 12,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

NON-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

The non-GAAP measures we have presented in this press release include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income and operating margin for the Company as a whole and for each of its segments, in each case excluding the impact of certain identified items. We believe that total and per share adjusted net income (loss) and adjusted operating income and operating margin are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses adjusted net income (loss) and adjusted operating income as measures of the performance of our operations. However, non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

The Forecast non-GAAP measures we have presented in this press release include the total and diluted per share amounts of adjusted net income (loss) attributable to the Company and adjusted operating income, free cash flow, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, in each case excluding the impact of certain identified items. We believe these forward-looking financial measures are within reasonable measure.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  We define EBITDA as net income plus depreciation and amortization, interest expense, net and provision for income taxes.  We define Adjusted EBITDA as EBITDA less the adjustments relating to restructuring charges and impairment loss detailed on the second immediately preceding page.  We have included EBITDA and Adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because Adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business.  Our management also uses EBITDA and Adjusted EBITDA to monitor and compare the financial performance of our operations.  EBITDA and Adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes.  In addition, our presentations of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports.  You should not consider EBITDA or Adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about backlog, bids outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected value, scope, execution and timing of projects discussed, the expected pattern of awards in the market, expected focus areas in the current macro environment, future savings and costs related to the McDermott Profitability Initiative and the Additional Overhead Reduction program, and McDermott’s earnings and other guidance for the full year of 2016 and initial 2017 outlook and expectations related thereto.  Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.  Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q.  This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

	(In thousands, except share and per share amounts)

Revenues	$558,543	$805,857	$1,994,202	$2,402,857

Costs and Expenses:

Cost of operations	455,499	720,961	1,666,974	2,121,942
Selling, general and administrative expenses	46,983	44,664	137,386	144,133
Impairment loss	11,758	-	44,069	6,808
Loss (gain) on asset disposals	(588)	(100)	(950)	1,443
Restructuring expenses	1,836	6,346	10,687	32,126

Total costs and expenses	515,488	771,871	1,858,166	2,306,452

Operating income	43,055	33,986	136,036	96,405

Other income (expense):
Interest expense, net	(17,431)	(13,015)	(41,324)	(38,179)
Gain (loss) on foreign currency, net	376	(1,373)	(4,781)	(898)
Other income, net	4,861	1,556	3,776	1,100
Total other expense	(12,194)	(12,832)	(42,329)	(37,977)

Income before provision for income taxes	30,861	21,154	93,707	58,428

Provision for income taxes	15,976	9,094	55,110	30,504

Income before income (loss) from Investments in Unconsolidated Affiliates	14,885	12,060	38,597	27,924

Income (loss) from Investments in Unconsolidated Affiliates	1,507	(4,526)	(2,844)	(18,748)

Net income	16,392	7,534	35,753	9,176

Less: Net income attributable to noncontrolling interest	284	3,868	1,160	8,491

Net income attributable to McDermott International, Inc.	$16,108	$3,666	$34,593	$685

Net income per share

Net income attributable to McDermott International, Inc.
Basic:	$0.07	$0.02	$0.14	$-
Diluted:	$0.06	$0.01	$0.12	$-

Shares used in the computation of net income per share:
Basic:	240,899,888	238,594,178	240,093,169	238,128,962
Diluted:	283,907,353	280,797,155	283,132,920	279,025,262

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

	(In thousands, except share and per share amounts)

Net income attributable to McDermott International, Inc.	$16,108	$3,666	$34,593	$685

Weighted average common shares (basic)	240,899,888	238,594,178	240,093,169	238,128,962
Effect of dilutive securities:
Tangible equity units	40,896,300	40,896,300	40,896,300	40,896,300

Stock options, restricted stock, and restricted stock units	2,111,165	1,306,677	2,143,451	-

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	283,907,353	280,797,155	283,132,920	279,025,262

Net income per share

Net income attributable to McDermott International, Inc.
Basic:	$0.07	$0.02	$0.14	$-
Diluted:	$0.06	$0.01	$0.12	$-

SUPPLEMENTARY DATA

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2016	2015	2016	2015

	(In thousands)		(In thousands)
Depreciation & amortization expense	$24,895	$24,611	$66,892	$75,982
Drydock amortization	2,931	4,252	9,863	13,910
Capital expenditures	26,719	18,133	197,393	66,118
Backlog	3,916,240	4,420,579	3,916,240	4,420,579

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015

	(In thousands, except share and per share amounts)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$500,456	$664,844
Restricted cash and cash equivalents	99,632	116,801
Accounts receivable—trade, net	274,700	208,474
Accounts receivable—other	43,140	66,689
Contracts in progress	301,736	435,829
Other current assets	37,253	34,641
Total current assets	1,256,917	1,527,278
Property, plant and equipment	2,566,534	2,467,352
Less accumulated depreciation	(876,010)	(856,493)
Property, plant and equipment, net	1,690,524	1,610,859
Accounts receivable—long-term retainages	125,941	155,061
Investments in Unconsolidated Affiliates	17,123	26,551
Deferred income taxes	6,932	18,822
Other assets	40,935	48,505
Total assets	$3,138,372	$3,387,076

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$50,046	$24,882
Accounts payable	169,108	279,821
Accrued liabilities	297,745	330,943
Advance billings on contracts	84,280	164,773
Income taxes payable	26,359	23,787
Total current liabilities	627,538	824,206
Long-term debt	704,346	819,001
Self-insurance	16,284	18,653
Pension liability	23,774	24,066
Non-current income taxes	60,440	52,559
Other liabilities	109,687	101,870
Commitments and contingencies
Stockholders' Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 249,628,949 and 246,841,128 shares, respectively	249,629	246,841
Capital in excess of par value (including prepaid common stock purchase contracts)	1,691,918	1,687,059
Accumulated deficit	(226,291)	(260,884)
Accumulated other comprehensive loss	(67,332)	(93,955)
Treasury stock, at cost: 8,289,375 and 7,824,204 shares, respectively	(94,892)	(92,262)
Stockholders' Equity—McDermott International, Inc.	1,553,032	1,486,799
Noncontrolling interest	43,271	59,922
Total Equity	1,596,303	1,546,721
Total Liabilities and Equity	$3,138,372	$3,387,076

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended September 30,
	2016	2015

	(In thousands)
Cash flows from operating activities:
Net income	$35,753	$9,176
Non-cash items included in net income:
Depreciation and amortization	66,892	75,982
Drydock amortization	9,863	13,910
Impairment loss	44,069	6,808
Stock-based compensation charges	14,011	12,991
Loss from investments in unconsolidated affiliates	2,844	18,748
Loss (gain) on asset disposals	(950)	1,443
Restructuring (gain) expense	(1,500)	11,954
Deferred income taxes	11,889	2,315
Other non-cash items	(1,657)	3,164
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(29,661)	11,294
Contracts in progress, net of advance billings on contracts	53,608	(260,317)
Accounts payable	(110,196)	98,552
Accrued and other current liabilities	(13,426)	(7,269)
Pension liability	(1,209)	(1,319)
Income taxes	10,453	(10,360)
Other assets and liabilities, net	34,816	7,582
Total cash provided by (used in) operating activities	125,599	(5,346)

Cash flows from investing activities:
Purchases of property, plant and equipment	(197,393)	(66,118)
Decrease in restricted cash and cash equivalents	17,169	51,769
Investments in unconsolidated affiliates	(4,105)	(6,960)
Proceeds from asset dispositions	1,123	10,669
Sales and maturities of available-for-sale securities	-	3,175
Other, net	-	417
Total cash used in investing activities	(183,206)	(7,048)

Cash flows from financing activities:
Repayment of debt	(93,755)	(18,004)
Repurchase of common stock	(3,909)	-
Payment of debt issuance costs	(8,256)	-
Distribution to noncontrolling interest	-	(24)
Other, net	-	(928)
Total cash used in financing activities	(105,920)	(18,956)

Effects of exchange rate changes on cash and cash equivalents	(861)	(2,574)
Net decrease in cash and cash equivalents	(164,388)	(33,924)
Cash and cash equivalents at beginning of period	664,844	665,309
Cash and cash equivalents at end of period	$500,456	$631,385

McDERMOTT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

McDermott reports its financial results in accordance with the U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Nine Months Ended
	Sept 30, 2016	Sept 30, 2015	Sept 30, 2016	Sept 30, 2015
(In thousands, except share and per share amounts)

GAAP Net Income Attributable to MDR	$16,108	$3,666	$34,593	$685

Less: Adjustments
Restructuring charges[1]	1,836	6,346	10,687	32,126
Impairment loss[2]	11,758	-	44,069	6,808
Gain on JV Exit[3]	(5,003)	-	(5,003)	-
Legal Settlement[4]	-	16,682	-	16,682
Total Non-GAAP Adjustments	8,591	23,028	49,753	55,616
Tax Effect of Non-GAAP Changes[7]	1,094	(34)	594	(388)
Total Non-GAAP Adjustments (After Tax)	9,685	22,994	50,347	55,228

Non-GAAP Adjusted Net Income Attributable to MDR	$25,793	$26,660	$84,940	$55,913

GAAP Operating Income	$43,055	$33,986	$136,036	$96,405
Non-GAAP Adjustments[5]	13,594	23,028	54,756	55,616
Non-GAAP Adjusted Operating Income	$56,649	$57,014	$190,792	$152,021
Non-GAAP Adjusted Operating Margin	10.1%	7.1%	9.6%	6.3%

GAAP Diluted EPS	$0.06	$0.01	$0.12	$-
Non-GAAP Adjustments	0.03	0.08	0.18	0.20
Non-GAAP Diluted EPS[6]	$0.09	$0.09	$0.30	$0.20

Shares used in computation of income per share:
Basic	240,899,888	238,594,178	240,093,169	238,128,962
Diluted	283,907,353	280,797,155	283,132,920	279,025,262

1 Restructuring charges were primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.
2 $11.8 million and $44.1 million of impairment charges during the quarter and nine months ended September 30, 2016.  The $11.8 million of impairment was recognized in the third quarter of 2016 as we determined that the carrying values of certain marine assets were not recoverable and exceeded their respective fair values, and the remaining $32.3 million, which was recognized during the first quarter of 2016, is related to the impairment of our Agile vessel following the customer’s termination of the vessel charter in May 2016 and given the lack of opportunities for this vessel.  The Agile was decommissioned and disposed of in the third quarter of 2016.  The $6.8 million of impairment was recognized during the nine months ended September 30, 2015 for the abandonment of a marine pipelay welding system project.
3 $5.0 million gain for the exit of our joint venture investment in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”), in the third quarter of 2016.  The joint venture, which began in 2013, was mutually and amicably terminated as low oil prices and persistent supply overhang has softened the current market dynamics in Malaysia, resulting in THHE and McDermott deciding to pursue different paths.  The Company is not in the business of buying and selling joint ventures for a profit.  Accordingly, the gain realized from the sale of the investment was not in the normal course of business, and is not expected to reoccur in the future.
4 Costs for a legal settlement of $16.7 million were recorded during the third quarter of 2015 related to the settlement of claims against one of our subsidiaries, J. Ray McDermott de Mexico S.A. de C.V., by Atlantic Tiburon 1 Pte. Ltd.
5 Includes the Non-GAAP adjustments described in footnotes 1, 2 and 4 above.  The $5.0 million adjustment described in footnote 3 is excluded as the gain was reflected in Other Income in our Consolidated Statement of Operations and thus is excluded from operating income.
6 Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss, the potentially dilutive shares are excluded from the share count.
7 The adjustments to GAAP Net Income have been income tax effected when included in net income.  Tax effects of Non-GAAP adjustments represent the tax impacts of the adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which the Company, currently, does not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

McDERMOTT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

	Three Months Ended Sept 30, 2016			Nine Months Ended Sept 30, 2016
(In thousands)	AEA	MEA	ASA	AEA	MEA	ASA

Revenues	$69,699	$334,731	$154,113	$219,134	$922,820	$852,248
GAAP Operating Income (Loss)	(4,884)	48,629	(575)	(26,637)	129,055	36,832
GAAP Operating Margin	-7.0%	14.5%	-0.4%	-12.2%	14.0%	4.3%
Adjustments
Restructuring[1]	321	-	1,400	2,195	17	5,261
Impairment[2]	-	-	11,758	32,311	-	11,758
Total Non-GAAP Adjustments	321	-	13,158	34,506	17	17,019

Non-GAAP Operating Income (Loss)	$(4,563)	$48,629	$12,583	$7,869	$129,072	$53,851
Non-GAAP Adjusted Operating Margin	-6.5%	14.5%	8.2%	3.6%	14.0%	6.3%

1 Restructuring charges were primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.
2 $11.8 million of impairment was recognized in the third quarter of 2016 as we determined that the carrying values of certain marine assets in our ASA segment were not recoverable and exceeded their respective fair values, and the remaining $32.3 million, which was recognized during the first quarter of 2016, is related to the impairment of our Agile vessel following the customer’s termination of the vessel charter in May 2016 and given the lack of opportunities for this vessel.  The Agile vessel was decommissioned and disposed of in the third quarter of 2016.

McDERMOTT INTERNATIONAL, INC.
RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Full Year 2016 Guidance as of Q2’16*	Full Year 2016 Guidance as of Q3’16*
(In millions, except per share amounts)

GAAP Net Income (Loss) Attributable to MDR[1]	$(8)	$28

Less: Adjustments
Restructuring charges[2]	12	11
Impairment Loss[3]	32	44
Gain on JV Exit[4]	-	(5)
Total Non-GAAP Adjustments	44	50
Tax Effect of Non-GAAP changes[7]	(1)	1
Total Non-GAAP Adjustments (Net of Tax)	43	51

Non-GAAP Adjusted Net Income Attributable to MDR	$35	$78

GAAP Operating Income	$126	$159
Non-GAAP Adjustments[5]	44	55
Non-GAAP Adjusted Operating Income	$170	$215

GAAP Diluted EPS	$(0.03)	$0.10
Non-GAAP Adjustments	0.15	0.18
Non-GAAP Diluted EPS[6]	$0.12	$0.28

Cash flows from operating activities	$105	$135
Capital expenditures	(250)	(246)
Free cash flow	$(145)	$(111)

GAAP Net Income (Loss) Attributable to the Company	$(8)	$28
Add:
Depreciation and amortization	100	100
Interest Expense, Net	60	60
Provision for Taxes	60	62
EBITDA	$212	$250

EBITDA	$212	$250
Adjustments	44	50
Adjusted EBITDA	$256	$300

*Sum of components may not tie due to rounding.
1 Our forecasted U.S. GAAP net income (loss) attributable to the Company does not include any amount representing forecasted pension actuarial gain or loss because we have no basis to estimate pension actuarial gain or loss amounts for the forecast period and cannot estimate such amount without unreasonable effort.
2 Restructuring charges are primarily associated with workforce reductions, facility closures, consultant fees, lease terminations and asset impairments.
3 Q2 2016 guidance includes an impairment loss of $32 million which was recognized in Q1 2016 on our Agile Vessel upon termination of its charter in May 2016 and given the lack of opportunities for this vessel.  Q3 2016 guidance includes the $32 million impairment loss on our Agile Vessel as well as an additional $12 million of impairment loss recognized in Q3 2016 as we determined that the carrying values of certain marine assets were not recoverable and exceeded their respective fair values.
4 $5 million gain for the exit of our joint venture investment in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”), in the third quarter of 2016.  The joint venture, which began in 2013, was mutually and amicably terminated as low oil prices and persistent supply overhang has softened the current market dynamics in Malaysia, resulting in THHE and McDermott deciding to pursue different paths.  The Company is not in the business of buying and selling joint ventures for a profit.  Accordingly, the gain realized from the sale of the investment was not in the normal course of business, and is not expected to reoccur in the future.
5 Includes the Non-GAAP adjustments described in footnotes 2 and 3 above.  The $5 million adjustment described in footnote 4 is excluded as the gain was reflected in Other Income in our Consolidated Statement of Operations and thus is excluded from operating income.
6 Diluted EPS is calculated using a share count determined by whether the period has a net income or a net loss.  In the event of net income, Diluted EPS uses the fully diluted share count; however, in the event of a net loss the potentially dilutive shares are excluded from the share count.
7 The adjustments to GAAP Net Income have been income tax effected when included in net income.  Tax effects of Non-GAAP adjustments represents the tax impacts of the adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which the Company, currently, does not pay taxes and, therefore, no tax impact is applied to them.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

CONTACT:
Investors & Financial Media
Kathy Murray
Vice President, Treasurer and Investor Relations
281.870.5147
kamurray@mcdermott.com